Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

30 April 2024

Matter No.: 400694

+1 441 299 4993

Jason.Piney@conyers.com

Viking Holdings Ltd

94 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Sir/Madam,

Re: Viking Holdings Ltd (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 30 April 2024 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 40,325,324 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”), of which (i) 35,645,324 Ordinary Shares are issuable pursuant to the Viking Holdings Ltd Second Amended and Restated 2018 Equity Inventive Plan (the “EIP”), and (ii) 4,680,000 Ordinary Shares are issuable pursuant to the Viking Holdings Ltd 2024 Employee Share Purchase Plan (the “2024 ESPP”, and together with the EIP, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plans.

We have also reviewed:

1.3.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 30 April 2024;

1.4.

copies of written resolutions of the Company’s directors dated 4 April 2024 and 20 April 2024, and written resolutions of its members dated 8 April 2024 and 20 April 2024, each certified by the Secretary of the Company on 30 April 2024 (together, the “Resolutions”); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	the validity and binding effect under the laws of Delaware of the Plans in accordance with their respective terms;

2.7.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.8.	that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	that on the date of issuance of any of the Ordinary Shares the Company will continue to have sufficient authorised but unissued ordinary shares;

2.10.

that the Company’s ordinary shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Ordinary Shares given by the Bermuda Monetary Authority dated 17 April 2024 will not have been revoked or amended at the time of issuance of any Ordinary Shares.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.

When issued and paid for in accordance with the terms of the Plans, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited